Exhibit 15

November 8, 2006

Northeast Utilities

107 Selden Street

Berlin, CT 06037

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Northeast Utilities and subsidiaries (the "Company") for the periods ended September 30, 2006 and 2005, as indicated in our report dated November 8, 2006 (which report includes an explanatory paragraph related to significant charges recorded in connection with the Company’s decision to exit certain business lines and the presentation of certain components of the Company’s generation business as discontinued operations); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in Registration Statement Nos. 33-34622, 33-40156, and 333-128811 on Forms S-3 and Registration Statement Nos. 33-63023, 333-63144 and 333-121364 on Forms S-8 of Northeast Utilities.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP
Deloitte & Touche LLP

Hartford, Connecticut